Exhibit 4.16
Amendment No. 1 to Trust Note from December 17, 2006

Prepared and signed in Tel Aviv, December 31, 2010

Between:	Top Image Systems Ltd.
Company number: 52-004294-6
Of 2 Ben Gurion Street, Ramat Gan
Phone: 03-7679100
Fax: 03-6486664
("The Company")

As one party

And between:	Reznick Paz Nevo Trustees Inc.
Company number: 51-368347-4
14 Yad Haruzim St., Tel Aviv
Phone: 03-6393311
Fax: 03-6393316
(The Trustee")

As the second party

Whereas
on December 17, 2006, a trust note was signed between the company and the trustee ("Original Trust Note") regarding Debentures (Series A) ("Debentures") issued by the company according to a public offer prospectus published by the company on December 18, 2006 ("The Prospectus");

And whereas
at the meeting of the holders of the debentures on December 31, 2009, results of which were published by the company via the Magna system on January 14, 2010 (reference number 2010-02-354861), it was agreed to approve the principles of the settlement between the company and the holders of the debentures, as published by the company via the Magna system on January 6, 2010 (reference number 2010-02-345786) ("Settlement Principles")

And whereas
according to the settlement principles the company paid the holders of the debentures the first payment of the principal at the sum of 11,091 thousand NIS, the payment date of which, by the terms of the original trust note was December 31, 2009 ("The First Payment") as well as the interest payment at the sum of about 35.5 thousand NIS the payment date of which, by the terms of the original trust note was December 31, 2009;

And whereas	according to the settlement principles, the parties are interested in amending the original trust note as specified in this following amendment ("The Amendment");

And whereas
during the meetings of the holders of the debentures on November 24, 2010, called by an order of the district court, it was resolved to approve a settlement plan between the company and the holders of the debentures and this amendment to the original trust note according to the required majority by Section 350 of The Companies Law 1999 ("The Companies Law" and "The Settlement Plan" respectively);

And whereas	on December 13, 2010, the Tel Aviv-Yafo District Court approved the settlement plan and this amendment according Section 350 of The Companies Law;

And whereas
on December 13, 2010, the company announced that the completion of the settlement will be on December 31, 2010 ("Settlement Completion Date") and that at the settlement completion date the company will, according to the settlement plan, perform a partial prepayment of debentures at the sum of 11,099 thousand NIS as detailed in the immediate report published by the company via the Magna system on December 13, 2010 (reference number 2010-02-716136) ("Partial Prepayment");

And whereas	all conditions precedent for the validity of the settlement plan and this amendment set forth in the settlement plan have been satisfied on or prior to the settlement completion date;

And whereas	the company hereby declares and affirms that all resolutions required by law for the entry by the company into the settlement agreement and the perform ace thereof have been duly adopted.

It is therefore declared, stipulated and agreed by both parties as follows:

1.	Interpretation and Definitions

1.1.	The introduction to this amendment is an integral part of it.

1.2.	The expressions and terminology in this amendment will have the same meaning as given in the original trust note.

2.	Amendment to the Original Trust Note

The original trust note will be amended as follows:

2.1.	Principal and Interest Payments

Despite what is stated in the prospectus, in article 2 on the original trust note, in the first paragraph and in article 1 to the first addition to the original trust note, and in articles 2,3, and 4 to the stipulations listed on the other page of the original trust note ("The Other Page Stipulations"), and in any other place in the original trust note that refers to the payment dates of the principal and interest payments for the debentures and the interest rate paid for it ,principal and interest payments for the debentures will be paid according to the amortization schedule attached as Appendix A to this amendment ("Amortization Schedule"), as follows:

2.1.1.	Payment of Principal Amount

Subject to the remaining debentures conditions, the balance of the principal, which as of December 31, 2010 (before the execution of the partial prepayment) is a total of 33.21 million NIS, will be paid off in seven (7) equal annual installments as follows:

a)
4.753 million NIS, which is 10.71388% will be paid on June 30, 2011, carrying interest as specified in article 2.1.2 below. The company will be entitled to prepay the payment mentioned in this sub-paragraph a beginning December 31, 2010 and until June 30, 2011, provided, that it informed the trustee in writing and at least 30 days before the fact of its intention to do so. To remove any doubt, the statements in this article 2.1.1 will in no way diminish the company's obligation to pay off every payment in full at its due date according to the provisions of this amendment;

b)	4.753 million NIS, which is 10.71388% of the principal, will be paid on December 31, 2011;

c)	4.753 million NIS, which is 10.71388% of the principal, will be paid on December 31, 2012;

d)	4.753 million NIS, which is 10.71388% of the principal, will be paid on December 31, 2013;

e)	4.753 million NIS, which is 10.71388% of the principal, will be paid on December 31, 2014;

f)	4.753 million NIS, which is 10.71388% of the principal, will be paid on December 31, 2015;

g)	4.753 million NIS, which is 10.71388% of the principal, will be paid on December 31, 2016.

2.1.2.	Interest

a)
Interest for the debentures, beginning January 1, 2010, will be paid in semi-annual payments, on June 30 and December 31 of each year from 2010 up to (and including) 2016, with the interest rate for principal payments which due date was postponed beyond the date specified in the original trust note being 9%.

b)	The interest rate for principal amounts paid on the due date specified in the original trust note will be the same as determined in the original trust note.

c)
Until (and including) payment of the interest due on December 31, 2012, the company will publish an immediate report, no more than four days before the due date of each interest payment, which will announce the exact rate of the interest payment paid in that payment due to the unretired balance of the debentures.

d)	The final interest payment will be made on December 31, 2016, together with the final payment of the principal amount, according to the amortization schedule ("Interest Payment and Redemption Date").

2.1.3.	To remove any doubt, the terms regarding linkage differentials payable with respect to the principal and interest will remain unchanged.

2.1.4.
In case of any contradiction and/or incompatibility between the statements in articles 2.1.1 and 2.1.2 above and the amortization schedule, the amortization schedule will prevail, with the exception of any adjustments required in the amortization schedule if the company will execute prepayment according to the instructions in 2.1.1.(a) above or 2.2 below.

2.2.	Principal and Interest Payments

The principal payments will be paid on the dates specified in article 2.1.1 above, to holders of the debentures whose names are listed in the debentures holders register as holders at the end of business on December 19 of each year before the due date of that debentures payment, in the years between 2011 and up to an including 2016.

Notwithstanding the foregoing, the principal payment paid to the holders as specified in 2.1.1(a) above will be paid to holders of the debentures whose names are listed in the debentures holders register as holders at the end of business on June 18, 2011. If the payment date will be earlier as specified in article 2.1.1(a) above, the company will publish, as part of its announcement regarding the prepayment of the principal, the deciding date for entitlement for payment (which will be 12 days before the set payment date, or any other date per exchange directives).

Interest payments will be paid at the dates specified in 2.1.2 above to holders of the debentures whose names are listed in the debentures holders register as holders at the end of business on June 18 and December 19 each year before the due date of that debentures payment, in the years between 2010 and up to an including 2016.

2.3.	Prepayment

After article 5 of the original trust note, article 5a will be added titled "Prepayment by the Company" as follows:

a)
The company will be entitled to execute, at any date beginning with the date of this amendment and until the complete payoff of the debentures, prepayment of the unpaid balance of the debentures in its entirety or partially, for their par value plus interest and linkage differentials accumulated  until the date of prepayment. Prepayment of the debentures as stated above will not entitle those who held those debentures the right for payment of interest and any additional payments for the time period after the due date.

b)
Prepayment will be executed according to a written notice which will be given from the company to the trustee and will be published by the company in the Magna system no sooner than 30 days and no later than 45 days after the date of publishing of said announcement. The date of prepayment will not be between the due date for interest payment and the date of its actual payment. In the case of partial prepayment the company will specify in the notice (to the trustee and via the Magna) the amount of payoff and its part of the original unpaid balance and the interest rate for the unretired balance, divided into the sums of the principal the interest and the linkage differentials, and the deciding date for entitlement (which will be 12 days before the set prepayment date, or any other date per exchange directives), and in the case of a partial prepayment, the company will attach to the notice to the trustee a new amortization schedule for the unpaid balance as it will be after execution of the partial prepayment.

c)
Despite the stated in article 2.3(b) above – prepayment will not be performed for an amount lower than 3 million NIS at any time; there will be no prepayment for a part of the debentures if the aggregate unpaid amount will be lower than 3.2 million NIS; and there will be no more than one prepayment per quarter.  In case a prepayment is made in a quarter the company is required to make a principal and/or interest payment, prepayment will be done at the date of the principal and/or interest payment.

d)
To remove any doubt, if the company prepays part of the debentures, the balance of the debentures in circulation for which no written notice was made regarding prepayment as specified above, will not be prepaid by the company, and its principal and interest will be paid according to the terms of the debentures as specified in the original trust note and this amendment, with future payments being proportionately reduced (i.e.  the unpaid balance of the principal will be considered as paid in equal parts from the remaining principal payment).

e)	In the case of partial prepayment, prepayment will be executes pro-rata for each holder of the debentures.

f)
Despite the stated in article 2.3(a) above:

In case of an exit (as defined below), the company will be obligated to prepay the entire unretired balance of the debentures;

"Exit" – any event and/or series of events in which the entirety of the shares of the company or the majority of its activity is sold to any third party.

General

3.
Without derogating from this amendment, and to remove any doubt, it is hereby clarified that at the time of every payment according to the original trust note and this amendment, the company will send the trustee a calculation performed by a senior financial employee of the Company, which will detail the method of calculation of payments paid to the holders of the debentures, including the method of imputation of the scheduled payment to the holders of the debentures for payoff of the principal and/or interest payments, as the case may be. The aforementioned calculation will be available for observation to anyone who can prove to hold a debenture. It should be clear that the trustee is not obligated to examine the accuracy of the data on which the calculation is based, including the method of calculation.

4.
It is hereby clarified that beginning with the date of validity of this amendment, any amendment to the original trust note and this amendment will be done in the method specified in the original trust note.

5.
In case of any contradiction and/or incompatibility between the instructions of the prospectus and/or the original trust note and the instructions of this amendment, the instructions of this amendment will prevail.

6.	This amendment replaces and supersedes all previous agreements between the company and the holders of the debentures and/or the trustee (including in the settlement principles) in all matters.

7.
Other than what is expressly specified in this amendment, no other change will be made to the other instructions in the original trust note with its appendices, except for changes required by the instructions of this amendment.

The parties are hereby signed:

Reznick Paz Nevo Trustees Inc.	Top Image Systems Ltd.